Exhibit 99.1

Mercantile Bank Corporation Reports Strong Second Quarter 2016 Results

Earnings per share growth and increased commercial term loan originations highlight quarter

GRAND RAPIDS, Mich., July 19, 2016 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $7.4 million, or $0.46 per diluted share, for the second quarter of 2016, compared with net income of $6.6 million, or $0.39 per diluted share, for the respective prior-year period. Net income during the first six months of 2016 totaled $16.0 million, or $0.98 per diluted share, compared to $13.2 million, or $0.78 per diluted share, during the first six months of 2015.

The second quarter was highlighted by:

●	Strong earnings performance and capital position

●	Increased net interest margin

●	Strong asset quality, as reflected by low levels of nonperforming assets and loans in the 30- to 89-days delinquent category

●	New commercial term loan originations of approximately $193 million

●	Sustained strength in commercial loan pipeline

“Mercantile continued its solid 2016 performance with an excellent quarter that reflects our bank’s position as an industry leader in our markets,” said Michael Price, Chairman, President and Chief Executive Officer of Mercantile. “Our sound earnings performance and balance sheet and sustained strength in commercial loan originations make us very confident that the strong results achieved during the first half of the year can be extended throughout the remainder of 2016.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $31.2 million during the second quarter of 2016, up $2.1 million or 7.2 percent from the prior-year second quarter. Net interest income during the second quarter of 2016 was $27.1 million, up $2.1 million or 8.2 percent from the second quarter of 2015, primarily reflecting an increased net interest margin and a higher level of earning assets.

The net interest margin was 4.01 percent in the second quarter of 2016, up from 3.83 percent in the prior-year second quarter due to an increased yield on average earning assets. The higher yield primarily resulted from both an increased yield on securities and a change in earning asset mix. The increased yield on securities was mainly due to a significant level of accelerated discount accretion on called U.S. Government agency bonds being recorded as interest income. The accelerated discount accretion totaled $1.5 million during the second quarter of 2016 and $1.8 million during the first six months of 2016, positively impacting the net interest margin by 22 basis points and 13 basis points in the respective periods. A nominal level of accelerated discount on called U.S. Government agency bonds was recorded as interest income during the comparable 2015 periods.

The net interest margin has been relatively stable over the past eight quarters, ranging from 3.79 percent to 4.01 percent. Mercantile’s yield on loans has generally declined during this time period, consistent with the industry and primarily due to the ongoing low interest rate environment and competitive industry pressures. In Mercantile’s case, however, the negative impact of the lower loan yield has been largely offset by assets shifting out of the low-yielding securities portfolio and into the higher-yielding loan portfolio, thus capitalizing on an opportunity growing out of the 2014 merger with Firstbank Corporation. Average loans represented about 86 percent of average earning assets during the second quarter of 2016, up from approximately 81 percent during the second quarter of 2015. The reallocation of earning assets strategy was completed during the second quarter of 2016 as the level of investments reached the internal policy guideline.

As indicated in previous quarters, net interest income and the net interest margin during the second quarter of 2016 and the prior-year second quarter were affected by purchase accounting accretion and amortization entries associated with the fair value measurements recorded effective June 1, 2014. An increase in interest income on loans totaling $0.9 million and an increase in interest expense on subordinated debentures totaling $0.2 million were recorded during the second quarter of 2016. An increase in interest income on loans totaling $1.5 million and decreases in interest expense on deposits and FHLB advances aggregating $0.6 million were recorded during the second quarter of 2015. In addition, an increase in interest expense on subordinated debentures totaling $0.2 million was recorded during the same time period. Mercantile expects to continue to record adjustments in interest income on loans and interest expense on subordinated debentures in future periods; however, the adjustments to interest expense on deposits and FHLB advances ended in July and June of 2015, respectively. The resulting increase in interest expense negatively impacted the net interest margin by approximately eight to ten basis points after July 31, 2015.

Mercantile recorded a $1.1 million provision for loan losses during the second quarter of 2016 compared to a negative $0.6 million provision during the respective 2015 period. The provision expense recorded during the second quarter of 2016 primarily reflects ongoing loan growth and increased allocations related to environmental factors, while the negative provision recorded during the prior-year second quarter resulted from multiple factors, including recoveries of previously charged-off loans, reversals of specific reserves, a reduced level of loan-rating downgrades and ongoing loan-rating upgrades.

Noninterest income during the second quarter of 2016 was $4.1 million, up slightly from the $4.0 million in noninterest income recorded during the second quarter of 2015. A higher level of service charges on accounts, in large part reflecting an ongoing project to ensure all depositors are in a product that best meets their needs and is priced appropriately, was substantially offset by decreased mortgage banking income. The decline in mortgage banking income primarily reflects a decreased level of refinance activity.

Noninterest expense totaled $19.2 million during the second quarter of 2016, down $1.2 million or 5.7 percent from the respective 2015 period, primarily due to lower salary and benefit expenses and nonperforming asset costs. Salary and benefit costs totaled $10.8 million during the current-year second quarter, down $0.3 million or 2.5 percent from the prior-year second quarter primarily due to decreased bonus accrual. Nonperforming asset costs during the second quarter of 2016 were $0.3 million lower than the amount expensed during the second quarter of 2015.

Mr. Price continued: “While our net interest margin was positively impacted by the recording of accelerated discount accretion on called U.S. Government agency bonds, we are very pleased with the strength and stability of our core net interest margin, reflecting our continued focus on loan pricing discipline and strong asset quality. Our net interest income is expected to benefit from any further rate hikes initiated by the Federal Open Market Committee in light of our balance sheet structure. We continue to identify opportunities to enhance fee income and are now realizing the full cost savings associated with the cost efficiency program that was announced in the latter part of 2015, both of which should positively impact operating results during the remainder of 2016.”

Balance Sheet

As of June 30, 2016, total assets were $3.00 billion, up $96.4 million or 3.3 percent from December 31, 2015; total loans increased $102 million, or 4.5 percent, to $2.38 billion over the same time period, representing an annualized growth rate of approximately 9 percent. During the twelve months ended June 30, 2016, total loans were up $208 million or 9.6 percent. Approximately $193 million in commercial term loans to new and existing borrowers were originated during the second quarter of 2016, as ongoing sales and relationship building efforts resulted in increased lending opportunities. As of June 30, 2016, unfunded commitments on commercial construction and development loans totaled approximately $92 million, which are expected to be largely funded over the next twelve months.

Robert B. Kaminski, Jr., Executive Vice President and Chief Operating Officer of Mercantile, noted: “As reflected by the increased level of new commercial term loan originations during the second quarter of 2016, our lending staff continues to develop new relationships in our market areas and serve the credit needs of our existing customers. We remain focused on loan pricing discipline and quality, and based on the strength of our current loan pipeline, we are confident that we can continue to grow the portfolio in future periods. We are particularly pleased with the growth of the commercial loan portfolio, and we have recently implemented strategic initiatives to increase our market presence in the residential mortgage and consumer loan areas. These initiatives, including the hiring of loan originators, the introduction of new and enhanced loan products, loan specials, and increased marketing efforts, should positively impact these portfolios in upcoming periods.”

Commercial-related real estate loans continue to comprise a majority of Mercantile’s loan portfolio, representing about 55 percent of total loans as of June 30, 2016.  Non-owner occupied commercial real estate (“CRE”) loans and owner-occupied CRE loans equaled approximately 30 percent and 18 percent of total loans, respectively, as of June 30, 2016.  Commercial and industrial loans represented approximately 32 percent of total loans as of June 30, 2016.

As of June 30, 2016, total deposits were $2.28 billion, up $4.3 million from December 31, 2015, and $0.9 million from June 30, 2015. Local deposits were up $29.1 million since year-end 2015 and $40.1 million over the past twelve months; growth in local deposits was primarily driven by new commercial loan relationships. Wholesale funds were $275 million, or approximately 11 percent of total funds, as of June 30, 2016, compared to $189 million, or approximately 8 percent of total funds, as of December 31, 2015, and $184 million, or approximately 7 percent of total funds, as of June 30, 2015.

Asset Quality

Nonperforming assets at June 30, 2016 were $6.0 million, compared to $6.3 million as of March 31, 2016, and $6.7 million as of December 31, 2015; at each period-end, nonperforming assets represented 0.2% of total assets. The level of past due loans remains nominal, and the number and aggregate dollar amount of loan relationships on the internal watch list continue to decline. Net loan charge-offs were $0.3 million during the second quarter of 2016, less than $0.1 million in the linked quarter, and $3.9 million in the prior-year second quarter.

Capital Position

Shareholders’ equity totaled $345 million as of June 30, 2016, an increase of $10.8 million from year-end 2015. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 13.1 percent as of June 30, 2016, compared to 13.5 percent at December 31, 2015. At June 30, 2016, the Bank had approximately $82 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,271,061 total shares outstanding at June 30, 2016.

As part of a $20 million common stock repurchase program announced in January of 2015, Mercantile repurchased approximately 168,000 shares for $3.7 million, or a weighted average all-in cost per share of $22.23, during the first six months of 2016; since the program’s inception, Mercantile repurchased approximately 956,000 shares, or nearly 6 percent of total shares outstanding at year-end 2014, for $19.5 million, or a weighted average all-in cost per share of $20.38, representing approximately 97 percent of the originally authorized program. Future share repurchases totaling $15.5 million can be made under the program, which was expanded by $15 million earlier this year.

Mr. Price concluded: “Our community banking philosophy, including our focus on building and developing value-added relationships with customers in our market areas, and commitment to meeting growth objectives in a disciplined manner continue to produce strong operating results. We remain committed to increasing shareholder return as reflected by the increased quarterly cash dividend and ongoing common stock repurchase program. We are confident that Mercantile will continue its strong financial performance in the latter half of 2016 and beyond, and we believe that our sound financial condition positions us to meet growth targets and further enhance shareholder value.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $3.0 billion and operates 48 banking offices serving communities in central and western Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Michael Price	Charles Christmas
Chairman, President & CEO	Executive Vice President & CFO
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
Second Quarter 2016 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	JUNE 30,	DECEMBER 31,	JUNE 30,
	2016	2015	2015
ASSETS
Cash and due from banks	$60,087,000	$42,829,000	$44,811,000
Interest-earning deposits	46,896,000	46,463,000	83,774,000
Federal funds sold	0	599,000	9,846,000
Total cash and cash equivalents	106,983,000	89,891,000	138,431,000

Securities available for sale	323,452,000	346,992,000	373,446,000
Federal Home Loan Bank stock	8,026,000	7,567,000	7,567,000

Loans	2,379,940,000	2,277,727,000	2,171,832,000
Allowance for loan losses	(17,110,000)	(15,681,000)	(16,561,000)
Loans, net	2,362,830,000	2,262,046,000	2,155,271,000

Premises and equipment, net	45,558,000	46,862,000	47,902,000
Bank owned life insurance	66,537,000	58,971,000	58,409,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible	11,228,000	12,631,000	14,061,000
Other assets	25,849,000	29,123,000	31,384,000

Total assets	$2,999,936,000	$2,903,556,000	$2,875,944,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$733,573,000	$674,568,000	$612,222,000
Interest-bearing	1,546,145,000	1,600,814,000	1,666,572,000
Total deposits	2,279,718,000	2,275,382,000	2,278,794,000

Securities sold under agreements to repurchase	136,690,000	154,771,000	152,081,000
Federal Home Loan Bank advances	178,000,000	68,000,000	48,000,000
Subordinated debentures	44,494,000	55,154,000	54,813,000
Accrued interest and other liabilities	16,457,000	16,445,000	13,285,000
Total liabilities	2,655,359,000	2,569,752,000	2,546,973,000

SHAREHOLDERS' EQUITY
Common stock	303,336,000	304,819,000	310,136,000
Retained earnings	38,553,000	27,722,000	18,766,000
Accumulated other comprehensive income	2,688,000	1,263,000	69,000
Total shareholders' equity	344,577,000	333,804,000	328,971,000

Total liabilities and shareholders' equity	$2,999,936,000	$2,903,556,000	$2,875,944,000

Mercantile Bank Corporation
Second Quarter 2016 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	SIX MONTHS ENDED	SIX MONTHS ENDED
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
INTEREST INCOME
Loans, including fees	$26,887,000	$25,587,000	$53,666,000	$50,898,000
Investment securities	3,197,000	2,012,000	5,250,000	4,234,000
Other interest-earning assets	63,000	64,000	120,000	120,000
Total interest income	30,147,000	27,663,000	59,036,000	55,252,000

INTEREST EXPENSE
Deposits	1,819,000	1,775,000	3,685,000	3,675,000
Short-term borrowings	47,000	39,000	91,000	76,000
Federal Home Loan Bank advances	575,000	151,000	925,000	303,000
Other borrowed money	606,000	657,000	1,353,000	1,308,000
Total interest expense	3,047,000	2,622,000	6,054,000	5,362,000

Net interest income	27,100,000	25,041,000	52,982,000	49,890,000

Provision for loan losses	1,100,000	(600,000)	1,700,000	(1,000,000)

Net interest income after provision for loan losses	26,000,000	25,641,000	51,282,000	50,890,000

NONINTEREST INCOME
Service charges on accounts	1,090,000	812,000	2,038,000	1,582,000
Credit and debit card income	1,080,000	1,079,000	2,095,000	2,291,000
Mortgage banking income	744,000	999,000	1,342,000	1,687,000
Earnings on bank owned life insurance	298,000	262,000	584,000	548,000
Other income	852,000	869,000	5,091,000	1,607,000
Total noninterest income	4,064,000	4,021,000	11,150,000	7,715,000

NONINTEREST EXPENSE
Salaries and benefits	10,801,000	11,074,000	21,796,000	21,158,000
Occupancy	1,480,000	1,479,000	3,084,000	3,052,000
Furniture and equipment	522,000	596,000	1,047,000	1,220,000
Data processing costs	1,970,000	1,872,000	3,962,000	3,642,000
FDIC insurance costs	365,000	483,000	757,000	960,000
Other expense	4,055,000	4,846,000	8,415,000	9,559,000
Total noninterest expense	19,193,000	20,350,000	39,061,000	39,591,000

Income before federal income tax expense	10,871,000	9,312,000	23,371,000	19,014,000

Federal income tax expense	3,437,000	2,754,000	7,388,000	5,810,000

Net Income	$7,434,000	$6,558,000	$15,983,000	$13,204,000

Basic earnings per share	$0.46	$0.39	$0.98	$0.78
Diluted earnings per share	$0.46	$0.39	$0.98	$0.78

Average basic shares outstanding	16,240,966	16,767,393	16,266,311	16,852,002
Average diluted shares outstanding	16,268,839	16,803,846	16,293,250	16,887,702

Mercantile Bank Corporation
Second Quarter 2016 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2016	2016	2015	2015	2015
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2016	2015
EARNINGS
Net interest income	$27,100	25,882	25,659	25,625	25,041	52,982	49,890
Provision for loan losses	$1,100	600	500	(500)	(600)	1,700	(1,000)
Noninterest income	$4,064	7,086	4,046	4,277	4,021	11,150	7,715
Noninterest expense	$19,193	19,868	20,097	19,693	20,350	39,061	39,591
Net income before federal income tax expense	$10,871	12,500	9,108	10,709	9,312	23,371	19,014
Net income	$7,434	8,549	6,480	7,336	6,558	15,983	13,204
Basic earnings per share	$0.46	0.52	0.40	0.45	0.39	0.98	0.78
Diluted earnings per share	$0.46	0.52	0.40	0.45	0.39	0.98	0.78
Average basic shares outstanding	16,240,966	16,291,654	16,314,953	16,425,933	16,767,393	16,266,311	16,852,002
Average diluted shares outstanding	16,268,839	16,325,475	16,352,187	16,461,794	16,803,846	16,293,250	16,887,702

PERFORMANCE RATIOS
Return on average assets	1.01%	1.19%	0.88%	1.01%	0.92%	1.10%	0.93%
Return on average equity	8.79%	10.18%	7.79%	8.86%	7.97%	9.48%	8.06%
Net interest margin (fully tax-equivalent)	4.01%	3.92%	3.81%	3.87%	3.83%	3.96%	3.83%
Efficiency ratio	61.59%	60.26%	67.66%	65.86%	70.02%	60.91%	68.73%
Full-time equivalent employees	633	612	639	640	656	633	656

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.60%	4.72%	4.71%	4.79%	4.78%	4.66%	4.81%
Yield on securities	3.99%	2.52%	2.21%	2.16%	2.15%	3.24%	2.16%
Yield on other interest-earning assets	0.51%	0.54%	0.25%	0.25%	0.25%	0.53%	0.25%
Yield on total earning assets	4.45%	4.37%	4.25%	4.30%	4.23%	4.41%	4.24%
Yield on total assets	4.12%	4.03%	3.91%	3.95%	3.89%	4.08%	3.90%
Cost of deposits	0.32%	0.33%	0.34%	0.34%	0.31%	0.33%	0.33%
Cost of borrowed funds	1.42%	1.53%	1.39%	1.37%	1.35%	1.47%	1.35%
Cost of interest-bearing liabilities	0.64%	0.64%	0.61%	0.60%	0.54%	0.64%	0.55%
Cost of funds (total earning assets)	0.44%	0.45%	0.44%	0.43%	0.40%	0.45%	0.41%
Cost of funds (total assets)	0.41%	0.42%	0.40%	0.40%	0.37%	0.42%	0.38%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$935	1,316	1,074	1,354	1,494	2,251	2,910
Time deposits - reduce interest expense	$0	0	0	196	587	0	1,175
FHLB advances - reduce interest expense	$0	0	0	0	11	0	22
Trust preferred - increase interest expense	$171	171	171	171	171	342	342
Core deposit intangible - increase overhead	$688	715	715	715	768	1,403	1,562

CAPITAL
Tangible equity to tangible assets	9.66%	9.68%	9.56%	9.44%	9.44%	9.66%	9.44%
Tier 1 leverage capital ratio	11.41%	11.43%	11.56%	11.52%	11.58%	11.41%	11.58%
Common equity risk-based capital ratio	10.73%	10.86%	10.89%	10.95%	10.94%	10.73%	10.94%
Tier 1 risk-based capital ratio	12.31%	12.49%	12.83%	12.94%	12.97%	12.31%	12.97%
Total risk-based capital ratio	12.95%	13.12%	13.45%	13.58%	13.63%	12.95%	13.63%
Tier 1 capital	$330,710	324,296	329,858	324,911	325,304	330,710	325,304
Tier 1 plus tier 2 capital	$347,819	340,557	345,539	341,029	341,865	347,819	341,865
Total risk-weighted assets	$2,685,823	2,596,517	2,570,015	2,511,174	2,509,001	2,685,823	2,509,001
Book value per common share	$21.18	20.86	20.41	20.20	19.85	21.18	19.85
Tangible book value per common share	$17.45	17.07	16.61	16.34	16.02	17.45	16.02
Cash dividend per common share	$0.16	0.16	0.15	0.15	0.14	0.32	0.28

ASSET QUALITY
Gross loan charge-offs	$397	475	1,266	182	4,383	872	4,831
Recoveries	$145	456	328	239	494	601	2,352
Net loan charge-offs (recoveries)	$252	19	938	(57)	3,889	271	2,479
Net loan charge-offs to average loans	0.04%	< 0.01%	0.17%	(0.01% )	0.73%	0.02%	0.23%
Allowance for loan losses	$17,110	16,262	15,681	16,119	16,561	17,110	16,561
Allowance to originated loans	0.94%	0.94%	0.94%	1.04%	1.10%	0.94%	1.10%
Nonperforming loans	$5,168	4,842	5,444	8,214	8,103	5,168	8,103
Other real estate/repossessed assets	$815	1,478	1,293	2,272	2,033	815	2,033
Nonperforming loans to total loans	0.22%	0.21%	0.24%	0.37%	0.37%	0.22%	0.37%
Nonperforming assets to total assets	0.20%	0.22%	0.23%	0.36%	0.35%	0.20%	0.35%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$42	30	23	378	380	42	380
Construction	$319	0	0	0	0	319	0
Owner occupied / rental	$2,893	2,955	3,515	3,714	3,316	2,893	3,316
Commercial real estate:
Land development	$125	140	155	170	184	125	184
Construction	$0	0	0	0	0	0	0
Owner occupied	$2,263	2,877	2,743	2,741	2,726	2,263	2,726
Non-owner occuiped	$134	151	191	3,193	3,286	134	3,286
Non-real estate:
Commercial assets	$165	137	69	271	212	165	212
Consumer assets	$42	30	41	19	32	42	32
Total nonperforming assets	5,983	6,320	6,737	10,486	10,136	5,983	10,136

NONPERFORMING ASSETS - RECON
Beginning balance	$6,320	6,737	10,486	10,136	27,931	6,737	31,429
Additions - originated loans	$1,096	1,123	927	1,161	2,972	2,219	3,556
Merger-related activity	$0	0	656	163	166	0	271
Return to performing status	$0	0	(48)	0	0	0	(5)
Principal payments	$(495)	(774)	(3,457)	(567)	(16,414)	(1,269)	(19,617)
Sale proceeds	$(642)	(402)	(1,300)	(319)	(220)	(1,044)	(758)
Loan charge-offs	$(261)	(356)	(172)	(65)	(4,236)	(617)	(4,607)
Valuation write-downs	$(35)	(8)	(355)	(23)	(63)	(43)	(133)
Ending balance	$5,983	6,320	6,737	10,486	10,136	5,983	10,136

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$750,136	714,612	696,303	643,118	622,073	750,136	622,073
Land development & construction	$40,529	39,630	45,120	47,734	47,622	40,529	47,622
Owner occupied comm'l R/E	$438,798	441,662	445,919	427,016	422,354	438,798	422,354
Non-owner occupied comm'l R/E	$716,930	666,013	644,351	636,227	603,724	716,930	603,724
Multi-family & residential rental	$113,361	112,533	115,003	123,525	124,658	113,361	124,658
Total commercial	$2,059,754	1,974,450	1,946,696	1,877,620	1,820,431	2,059,754	1,820,431
Retail:
1-4 family mortgages	$189,119	185,535	190,385	193,003	201,907	189,119	201,907
Home equity & other consumer	$131,067	135,683	140,646	146,765	149,494	131,067	149,494
Total retail	$320,186	321,218	331,031	339,768	351,401	320,186	351,401
Total loans	$2,379,940	2,295,668	2,277,727	2,217,388	2,171,832	2,379,940	2,171,832

END OF PERIOD BALANCES
Loans	$2,379,940	2,295,668	2,277,727	2,217,388	2,171,832	2,379,940	2,171,832
Securities	$331,478	351,372	354,559	374,740	381,013	331,478	381,013
Other interest-earning assets	$46,896	62,814	47,062	60,106	93,620	46,896	93,620
Total earning assets (before allowance)	$2,758,314	2,709,854	2,679,348	2,652,234	2,646,465	2,758,314	2,646,465
Total assets	$2,999,936	2,926,056	2,903,556	2,881,377	2,875,944	2,999,936	2,875,944
Noninterest-bearing deposits	$733,573	678,100	674,568	619,125	612,222	733,573	612,222
Interest-bearing deposits	$1,546,145	1,587,022	1,600,814	1,635,004	1,666,572	1,546,145	1,666,572
Total deposits	$2,279,718	2,265,122	2,275,382	2,254,129	2,278,794	2,279,718	2,278,794
Total borrowed funds	$362,665	308,148	281,830	284,919	258,599	362,665	258,599
Total interest-bearing liabilities	$1,908,810	1,895,170	1,882,644	1,919,923	1,925,171	1,908,810	1,925,171
Shareholders' equity	$344,577	338,553	333,804	328,820	328,971	344,577	328,971

AVERAGE BALANCES
Loans	$2,342,333	2,273,960	2,243,856	2,201,124	2,147,040	2,308,147	2,133,329
Securities	$340,866	354,499	362,390	378,286	404,311	347,681	422,246
Other interest-earning assets	$49,365	42,008	75,111	64,027	89,357	45,687	88,493
Total earning assets (before allowance)	$2,732,564	2,670,467	2,681,357	2,643,437	2,640,708	2,701,515	2,644,068
Total assets	$2,952,184	2,892,229	2,909,210	2,876,671	2,865,427	2,922,207	2,869,863
Noninterest-bearing deposits	$702,293	652,338	656,475	621,324	591,500	677,316	574,645
Interest-bearing deposits	$1,548,509	1,588,930	1,631,218	1,652,306	1,681,437	1,568,719	1,702,444
Total deposits	$2,250,802	2,241,268	2,287,693	2,273,630	2,272,937	2,246,035	2,277,089
Total borrowed funds	$347,191	299,956	276,585	263,264	251,996	323,573	251,708
Total interest-bearing liabilities	$1,895,700	1,888,886	1,907,803	1,915,570	1,933,433	1,892,292	1,954,152
Shareholders' equity	$339,357	336,870	330,032	328,332	330,126	338,113	330,402